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                                                                    EXHIBIT 3.10

           ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION OF
                          AMERICAN REALTY TRUST, INC.

                               setting forth the

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING OR OPTIONAL
                         OR OTHER SPECIAL RIGHTS, AND
              QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF

                                       of

             SERIES F VOTING CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       of

                          AMERICAN REALTY TRUST, INC.

                    (Pursuant to Section 14-2-602(d) of the
                       Georgia Business Corporation Code)

                       ------------------------------

         American Realty Trust, Inc., a corporation organized and existing under the Georgia Business Corporation Code (hereinafter called the "Corporation"), hereby certifies:

         THAT, pursuant to the authority conferred upon the board of directors (the "Board of Directors") by the articles of incorporation, as amended (the "Articles of Incorporation") of the Corporation, and pursuant to Section 14-2-602(d) of the Georgia Business Corporation Code (which Section provides that no shareholder action is required in order to effect these articles of amendment), the Board of Directors by unanimous written consent dated as of January 14, 1997, duly adopted certain recitals and resolutions providing for the designations, preferences and relative participating, optional or other special rights and qualifications, limitations or other restrictions thereof, of a series of special stock of the Corporation, specifically the Series F Voting Cumulative Convertible Preferred Stock, which recitals and resolutions are as follows:

         WHEREAS, Article Five of the Articles of Incorporation authorizes the Corporation to issue not more than 16,666,667 shares of common voting stock, $0.01 par value per share (the "Common Stock"), and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which Special Stock may be issued from time to time in one or more series and shall be designated as the Board of Directors may determine to have such voting powers, preferences,
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limitations and relative rights with respect to the shares of each series of the class of Special Stock of the Corporation as expressly provided in a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors which is vested with the authority in respect thereof;

         WHEREAS, 500,000 shares of such Special Stock have been previously designated as the Series A Cumulative Participating Preferred Stock prior to the date hereof, none of which are issued and outstanding;

         WHEREAS, 4,000 shares of such Special Stock have been previously designated as the Series B 10% Cumulative Preferred Stock prior to the date hereof, all of which have been issued and are outstanding;

         WHEREAS, 16,500 shares of such Special Stock have been previously designated as the Series C 10% Cumulative Preferred Stock prior to the date hereof, of which 15,877 shares have been issued and are outstanding;

         WHEREAS, 91,000 shares of such Special Stock have been previously designated as the Series D Cumulative Preferred Stock prior to the date hereof, none of which have been issued or are outstanding;

         WHEREAS, 80,000 shares of such Special Stock have been previously designated as the Series E Cumulative Convertible Preferred Stock prior to the date hereof, none of which have been issued or are outstanding;

         WHEREAS, the Board of Directors now desires to further amend the Articles of Incorporation to designate an additional series of the Special Stock.

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors by Article Five of the Articles of Incorporation, the Board of Directors hereby further amends the Articles of Incorporation to provide for the issuance of a single series of Special Stock consisting of the number of shares in such series as set forth below and, subject to the provisions of Article Five of the Articles of Incorporation, hereby fixes and determines with respect to such series the following designations, preferences and relative participating, optional or other special rights, if any, and qualifications, limitations and restrictions thereof:

1. Designation and Amount. The shares of such series shall be designated as "Series F Voting Cumulative Convertible Preferred Stock" (the "Series F Preferred Stock") and each share of the Series F Preferred Stock shall have a par value of $2.00 per share and a preference on liquidation as specified in Section 6 below. The number of shares constituting the Series F Preferred Stock shall be 200,000. Such number of shares may be increased or decreased by the Board of Directors by filing articles of amendment as provided in the Georgia Business Corporation Code; provided, that no decrease shall reduce the number of shares of Series F





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                 Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants.

2.               Dividends and Distributions.

                 (A) The holders of shares of Series F Preferred Stock, in preference to the holders of Common Stock and of any Junior Securities (as defined in Section 6, below) and with such exceptions, if any, as set forth below, shall be entitled to receive, when, as, and if declared by the Board of Directors and to the extent permitted under the Georgia Business Corporation Code, out of funds legally available for the purpose and in preference to and with priority over dividends upon all Junior Securities, quarterly dividends payable in cash on the fifteenth day following the end of each calendar quarter (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series F Preferred Stock, in an amount per share (rounded to the nearest cent) equal to (1) 6 1/2% per annum of the Liquidation Value (as defined in Section 6 but excluding from such Liquidation Value any accrued and unpaid dividends and distributions thereon) for the period from January 1, 1997 to and including December 31, 1997, (2) 7% per annum for the period from January 1, 1998 to and including December 31, 1998, and (3) 8% per annum of such Liquidation Value thereafter, assuming each year consists of 360 days and each quarter consists of 90 days.

                 (B) Dividends shall begin to accrue (but not compound) cumulatively on outstanding shares of the Series F Preferred Stock from the date of issue of such shares to and including the date on which the Redemption Price (as defined in Section 9(B), below) of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends. For purposes of this
                                  Section 2, the date on which the Corporation initially issues any share of Series F Preferred Stock is its date of issuance, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share (whether by reason of transfer of such share or for any other reason). Accrued but unpaid dividends shall not accrue dividends and shall not accrue interest. Dividends paid on the shares of Series F Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding upon which dividends have accrued. The Board of Directors may fix a record date for the determination of holders of shares of Series F Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 50 days prior to the date fixed for the payment thereof.





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                 (C)              So long as any shares of the Series F
                                  Preferred Stock are outstanding, the
                                  Corporation will not make, directly or
                                  indirectly, any distribution (as such term is defined in the Georgia Business Corporation
                                  Code) in respect of Junior Securities unless on the date specified for measuring distributions in Section 14-2-640(e) of the Georgia Business Corporation Code (a) all accrued dividends on the Series F Preferred Stock for all past quarterly dividend periods have been paid in full and the full amount of accrued dividends for the then current quarterly dividend period has been paid or declared and a sum sufficient for the payment thereof set apart and (b) after giving effect to such distribution (i) the Corporation would not be rendered unable to pay its debts as they become due in the usual course of business and (ii) the Corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series F Preferred Stock as provided in these Articles of Amendment. Dividends shall not be paid (in full or in part) or declared and set apart for payment (in full or in part) on any series of Special Stock (including the Series F Preferred Stock) for any dividend period unless all dividends, in the case dividends are being paid in full on the Series F Preferred Stock, or a ratable portion of all dividends, in the case dividends are not being paid in full on the Series F Preferred Stock, have been or are, contemporaneously, paid and declared and set apart for payment on all outstanding series of Special Stock entitled thereto for each dividend period terminating on the same or earlier date. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series F Preferred Stock, such payment will be distributed ratably among the then holders of Series F Preferred Stock so that an equal amount is paid with respect to each outstanding share.

3.               Conversion Rights.

                 (A) The Series F Preferred Stock may be converted at any time after December 31, 2001, at the option of the holders thereof, upon thirty
                                  (30) days prior written notice to the
                                  Corporation in accordance with Section 12 below. Subject to the preceding sentence, the Series F Preferred Stock shall be converted at the Conversion Price (as defined below) into fully paid and nonassessable Common Stock of the Corporation by multiplying the number of shares of Series F Preferred Stock (which number with respect to any one conversion shall be no less than 1,000 or all shares of Series F Preferred Stock held by any holder thereof, whichever is less) to be converted by $20.00 and adding all accrued and unpaid dividends on such Preferred Stock to the date of conversion and dividing the sum by the Conversion Price; provided, however, that, on the earlier of
                                  (a) the commencement of any liquidation, dissolution or winding up of the Corporation by a filing with the Secretary of State of the State of Georgia or with a federal bankruptcy court or (b) the adoption by the shareholders





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                                  of the Corporation of any resolution
                                  authorizing the commencement thereof, the right of conversion shall terminate.

                 (B) For the purposes of this Section 3, the term "Conversion Price" shall be and mean the amount obtained (rounded upward to the nearest cent) by multiplying (i) 0.9 by (ii) the simple average of the daily closing price of the Common Stock for the twenty Business Days ending on the last Business Day of the calender week immediately preceding the date of conversion on the New York Stock Exchange or, if the shares of Common Stock are not then being traded on the New York Stock Exchange, then on the principal stock exchange on which such Common Stock is then listed or admitted to trading as determined by the Corporation or, if the Common Stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such days in the over-the-counter market or, if no such prices are available, the fair market value per share of the Common Stock, as determined by the Board of Directors of the Corporation in its sole discretion. The Conversion Price shall not be subject to any adjustment as a result of the issuance of any additional shares of Common Stock by the Corporation for any purpose. For purposes of calculating the Conversion Price, the term "Business Day" shall mean a day on which the exchange looked to for purposes of determining the Conversion Price is open for business or, if no such exchange, the term "Business Day" shall have the meaning given such term in Section 9(E), below. (As an example, if a holder has 100,000 shares of Series F Preferred Stock (having no accrued and unpaid dividends) and if the simple average of the daily closing price of the Common Stock for the twenty Business Days ending on the last Business Day of the calendar week immediately preceding the date of conversion on the New York Stock Exchange is $11.10, the Conversion Price would be 0.9 multiplied by $11.10 or $9.99. The number of shares of Common Stock to be received upon conversion of 100,000 shares of Series F Preferred Stock would be (100,000 x $20.00) /
                                  9.99 or 200,201 shares of Common Stock.)

                 (C) Upon any conversion, fractional shares of Common Stock shall not be issued but any fractions shall be adjusted by the delivery of one additional share of Common Stock in lieu of any cash unless the Board of Directors shall determine to adjust by the issuance of fractional scrip certificates or in some other manner. Any accrued but unpaid dividends shall be convertible into shares of Common Stock as provided for in this Section
                                  3.  The Corporation shall pay all issue
                                  taxes, if any, incurred in respect to the issuance of Common Stock on conversion, provided, however, that the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock in names other than those in which the Series F Preferred Stock surrendered for conversion may stand.

                 (D) Any conversion of Series F Preferred Stock into Common Stock shall be made by the surrender to the Corporation, at the office of the Corporation set forth in Section 12





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                                  hereof, of the certificate or certificates
                                  representing the Series F Preferred Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), together with a written request for conversion.

                 (E) A number of authorized shares of Common Stock sufficient to provide for the conversion of the Series F Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved for such conversion. If the Corporation shall propose to issue any securities or to make any change in its capital structure which would change the number of shares of Common Stock into which each share of Series F Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved for conversion of the outstanding Series F Preferred Stock on the new basis.

                 (F) The term "Common Stock" shall mean stock of the class designated as Common Stock of the Corporation on the date the Series F Preferred Stock is created or stock of any class or classes resulting from any reclassification or reclassifications thereof, the right of which to share in distributions of both earnings and assets is without limitation in the Articles of Incorporation of the Corporation as to any fixed amount or percentage and which are not subject to redemption; provided, that if at any time there shall be more than one such resulting class, the shares of each such class then issuable on conversion of the Series F Preferred Stock shall be substantially in the proportion which the total number of shares of stock of each such class resulting from all such reclassifications bears to the total number of shares of stock of all such classes resulting from all such reclassifications.

                 (G) In case the Corporation shall propose at any time before all shares of the Series F Preferred Stock have been redeemed by or converted into Common Stock of the
                                  Corporation:

                          (i) to pay any dividend on the Common Stock outstanding payable in Common Stock or to make any other distribution, other than cash dividends to the holders of the Common Stock outstanding; or

                          (ii) to offer for subscription to the holders of the Common Stock outstanding any additional shares of any class or any other rights or option; or

                          (iii)   to effect any re-classification or
                 recapitalization of the Common Stock outstanding involving a change in the Common Stock, other than a subdivision or combination of the Common Stock outstanding; or





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                          (iv)    to merge or consolidate with or into any
                 other corporation, or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

                 then, in each such case, the Corporation shall mail to the holders of record of each of the shares of Series F Preferred Stock at their last known addresses as shown by the Corporation's records a statement, signed by an officer of the Corporation, with respect to the proposed action, such statement to be so mailed at least thirty (30) days prior to the date of the taking of such action or the record date for holders of the Common Stock for the purposes thereof, whichever is earlier. If such statement relates to any proposed action referred to in clauses (iii) or (iv) of this subsection G, it shall set forth such facts with respect thereto as shall reasonably be necessary to inform the holders of the Series F Preferred Stock as to the effect of such action upon the conversion rights of such holders.

4. Voting Rights and Powers. The holders of shares of Series F Preferred Stock shall have the following voting rights:

                 (A) Each share of Series F Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation holding Common Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of common stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock), then in each such case, the number of votes to which holders of shares of Series F Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 (B) Except as otherwise provided herein, in the Articles of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one voting group on all matters submitted to a vote of shareholders of the Corporation.

                 (C) Except as set forth herein, or as otherwise provided by the Articles of Incorporation or by law, holders of Series F Preferred Stock shall have no voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

5. Reacquired Shares. Any shares of Series F Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever or surrendered for conversion hereunder shall





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                 no longer be deemed to be outstanding and all rights with
                 respect to such shares of stock, including the right, if any, to receive notices and to vote, shall forthwith cease except, in the case of stock surrendered for conversion hereunder, rights of the holders thereof to receive Common Stock in exchange therefor. All shares of Series F Preferred Stock obtained by the Corporation shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Special Stock and may be reissued as part of a new series of Special Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificates of Designations creating a series of Special Stock or any similar stock or as otherwise required by law.

6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of shares of the Series F Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any Junior Securities (defined to be and mean the Common Stock and any other equity security of any kind which the Corporation at any time has issued, issues or is authorized to issue if the Series F Preferred Stock has priority over such securities as to dividends or upon liquidation, dissolution or winding up), to receive a liquidation preference in an amount in cash equal to $20.00 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Liquidation Value"), whether such liquidation is voluntary or involuntary, and the holders of the Series F Preferred Stock shall not be entitled to any other or further distributions of the assets. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to permit payment to the holders of all outstanding shares of all series of Special Stock of the amount to which they respectively shall be entitled, then the assets of the Corporation to be distributed to such holders will be distributed ratably among them based upon the amounts payable on the shares of each such series of Special Stock in the event of voluntary or involuntary liquidation, dissolution or winding up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are respectively entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Special Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than twenty (20) nor more than fifty (50) days prior to the payment date stated therein to each record holder of Series F Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor a reduction in the capital stock of the Corporation, nor the purchase or redemption by the Corporation of any shares of its Special Stock or Common Stock or any other class of its stock will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this
                 Section 6.





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7.               Ranking.  The Series F Preferred Stock shall rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock issued by the Corporation; provided, however, that the Corporation shall not issue any shares of Special Stock of any series which are superior to the Series F Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series F Preferred Stock are issued and outstanding, without the prior written consent of the holders of a majority of such shares of Series F Preferred Stock then outstanding voting separately as a class.

8. Redemption by the Corporation. The shares of Series F Preferred Stock shall not be redeemable at the option of the Corporation, except that the Corporation may redeem or repurchase shares of the Series F Preferred Stock by mutual written consent with any holder(s) thereof.

9.               Redemption at the Option of the Holder.

                 (A) (i) Each holder of the Series F Preferred Stock shall have the right to demand a redemption of all or a portion of the Series F Preferred Stock owned by such holder if a quarterly dividend payment due to such holder is not paid within fifteen (15) days after the related Quarterly Dividend Payment Date.

                                  (ii) Each holder of the Series F Preferred
                                  Stock shall have the right to demand a
                                  redemption of one-half of the shares of
                                  Series F Preferred Stock owned by such holder if a Determination (as defined below) is made that (a) the original issuance of the Series F Preferred Stock pursuant to the Agreement and Plan of Reorganization (the "Reorganization Agreement") between the Corporation, American General Realty, Inc., a Nevada corporation, Ferdinandi Investment Ltd., a California Limited Partnership ("Ferdinandi Ltd."), and DeMera Investment Company Ltd., a California Limited Partnership ("DeMera Ltd."), dated and effective as of January 1, 1997, did not constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986 (the "Code"), or (b) the transaction whereby one of the partners of the holder obtained shares of stock in Pizza World Supreme, Inc. effective as of April 1, 1996 did not constitute a transaction described in Section 351 of the Code because of the subsequent exchange of such shares for Series F Preferred Stock pursuant to the Reorganization Agreement. A "Determination" means (a) a decision by the U.S. Tax Court, or a judgment, decree, or other order by any court of competent jurisdiction, which has become final; (b) a closing agreement executed by the Secretary of the U.S. Treasury (or his authorized representative) and by Thomas Ferdinandi, Ferdinandi Ltd., James DeMera, Jr. or DeMera Ltd. (or an authorized representative of such signatory) made under Section 7121 of the Code or any similar provision of any statute superseding the Code; or (c) an agreement executed by the Secretary of the U.S. Treasury (or his authorized representative) and





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
                                  by Thomas Ferdinandi, Ferdinandi Ltd., James
                                  DeMera, Jr. or DeMera, Ltd. (or an authorized representative of such signatory) relating to the liability of such persons or entities or the entities' respective general partners or limited partners for U.S. income taxes.

                                  (iii) Each holder of the Series F Preferred
                                  Stock shall have the right to demand a
                                  redemption of all or a portion of the Series
                                  F Preferred Stock owned by such holder within ten (10) days of receipt of a notice relating to any proposed action described in Section 3(G)(iv) which constitutes a merger or consolidation in which the holders of the Series F Preferred Stock are to receive securities of the survivor corporation or combined corporation but only if the Corporation is not the survivor.

                 (B)              Upon the occurrence of an event specified in
                                  Section 9(A), the holder of the Series F
                                  Preferred Stock may request a redemption of all or a portion of such holder's shares of Series F Preferred Stock, in the case of
                                  Section 9(A)(i) or Section 9(A)(iii), or of one half of such holder's shares of Series F Preferred Stock, in the case of Section 9(A)(ii), by giving the Corporation notice thereof. Such notice shall be written and shall be hand delivered or mailed, postage prepaid, to the Corporation (the "Redemption Notice"). The Redemption Notice shall state
                                  (i) the total number of shares of Series F
                                  Preferred Stock held by such holder and (ii) the total number of shares of the holder's Series F Preferred Stock that the holder intends to redeem as permitted hereunder. On a Business Day determined by the Corporation occurring within forty-five (45) days of the receipt of such notice (the "Redemption Date"), the Corporation shall redeem the Series F Preferred Stock at a price per share equal to the Liquidation Value (the "Redemption Price"; with such term also being deemed to refer to the total amount to be paid to the holder(s) by the Corporation in redemption of such holder(s)' shares if the context so requires).

                 (C) On or before the Redemption Date the Corporation may provide for payment of a sum sufficient to redeem the applicable number of shares of Series F Preferred Stock subject to redemption either by (i) setting aside the sum required to be paid as the Redemption Price by the Corporation, separate and apart from its other funds, in trust for the account of the holder(s) of the shares of Series F Preferred Stock to be redeemed or
                                  (ii)  depositing such sum in a bank or trust
                                  company (either located in the state where the principal executive office of the Corporation is maintained, such bank or trust company having a combined surplus of at least $20,000,000 according to its latest statement of condition, or such other bank or trust company as may be permitted by the Articles of Incorporation, or by law) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the share(s) of Series F Preferred Stock so called for redemption and, in either event, from and after the Redemption Date (A) the share(s) of Series F Preferred Stock shall be deemed to be redeemed, (B) such setting aside or deposit shall be deemed to constitute full payment for such shares(s), (C) such share(s) so redeemed shall no longer be deemed to be outstanding, (D) the holder(s) thereof shall cease to be a shareholder of the Corporation with respect to such share(s), and (E) such holder(s) shall have no rights with respect thereto except the right to receive their proportionate share of the funds set aside pursuant hereto or deposited upon surrender of their respective certificates. Any interest on the funds so deposited shall be paid to the Corporation. Any and all such redemption deposits shall be irrevocable except to the following extent: any funds so deposited which shall not be required for the redemption of any shares of Series F Preferred Stock because of any prior sale or purchase by the Corporation other than through the redemption process, subsequent to the date of deposit but prior to the Redemption Date, shall be repaid to the Corporation forthwith and any balance of the funds so deposited and unclaimed by the holder(s) of any shares of Series F Preferred Stock entitled thereto at the expiration of one calendar year from the Redemption Date shall be repaid to the Corporation upon its request or demand therefor, and after any such repayment of the holder(s) of the share(s) so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. All shares of Series F Preferred Stock redeemed shall be canceled and retired and no shares shall be issued in place thereof, but such shares shall be restored to the status of authorized but unissued shares of Special Stock.

                 (D) On or before the Redemption Date, the holder who has demanded a redemption of Series F Preferred Stock hereunder shall surrender the certificate or certificates representing such shares, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), to the Corporation by mail, courier or personal delivery at the Corporation's principal executive office, and upon the Redemption Date the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event fewer than all of the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

                 (E) If the Redemption Notice is not withdrawn prior to one Business Day (unless otherwise provided, "Business Day" herein shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in Dallas, Texas are authorized or obligated by law or executive order to remain closed) before the Redemption Date, and if on or prior to the Redemption Date the Redemption Price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of the Series F Preferred Stock so called for redemption have not been surrendered, (i) all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, to the full extent permitted by applicable law, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor, and (ii) to the full extent permitted by applicable law, such shares shall no longer be deemed outstanding for any purpose.

                 (F) Notwithstanding anything to the contrary in this Section 9, the Corporation shall not be required to redeem the shares of Series F Preferred Stock if, and only to the extent that, after giving effect to such redemption
                                  (i) the Corporation would be rendered unable to pay its debts as they become due in the usual course of business or (ii) the Corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Corporation were dissolved at the time of the redemption, to satisfy the preferential rights upon dissolution of the holders of the Series F Preferred Stock as provided in these Articles of Amendment.

10. Sinking Fund. The Corporation shall not be required to maintain any so-called "sinking fund" for the retirement on any basis of the Series F Preferred Stock.

11. Fractional Shares. The Series F Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Series F Preferred Stock.

12. Notice. Any notice or request made to the Corporation in connection with the Series F Preferred Stock shall be given, and shall conclusively be deemed to have been given and received three Business Days following deposit thereof in writing, in the U.S. mails, certified mail, return receipt requested, duly stamped and addressed to the Corporation, to the attention of its General Counsel, at its principal executive offices (which shall be deemed to be the address most recently provided to the Securities and Exchange Commission ("SEC") as its principal executive offices for so long as the Corporation is required to file reports with the
                 SEC).

                 IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its President and attested by its Secretary as of the 14th day of January, 1997.





                                                   -----------------------------
                                                   Karl L. Blaha
                                                   President

Attest:


-------------------------------------------
Robert A. Waldman
Secretary